Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

December 19, 2011	Contact: Michael M. Larsen Vice President and CFO (610) 249-2002

GARDNER DENVER COMPLETES ACQUISITION OF ROBUSCHI

WAYNE, Pa. (December 19, 2011) – Gardner Denver, Inc. (NYSE: GDI) reported today that on December 15, 2011 it completed the previously announced acquisition of Robuschi S.p.A. (“Robuschi”) for approximately €152 million ($200 million). Based in Parma, Italy, Robuschi is a market leading manufacturer of blowers and pumps with annual revenues of approximately €70 million ($92 million).

Corporate Profile

Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2010, and its subsequent quarterly reports on Form 10-Q for the 2011 fiscal year. You are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date of this press release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.